EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Sirenza Microdevices (Canada), an Ontario company

Sirenza Microdevices UK Limited, a UK company

Xemod Incorporated, a California corporation

Olin Acquisition Corporation, a Delaware corporation

ISG Broadband, Inc., a California corporation

Penguin Acquisition Corporation, a California corporation